                                                                  EXHIBIT 10.20

[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the commission.]


                               LICENSE AGREEMENT


         This Agreement (the "Agreement") effective as of November 18, 1994 between Rhone-Poulenc Rorer S.A., a corporation organized and doing business under the laws of the Republic of France, with offices at 20 Avenue Raymond Aron, 92165 Antony Cedex, France (hereinafter referred to as "Licensor"), and Biovensa Inc., a corporation organized and doing business under the laws of the State of Delaware, U.S.A., with offices at 14960 Omicron, San Antonio, Texas 78245-3217 (hereinafter referred to as "Licensee").

                                   WITNESSETH

         WHEREAS, Licensor is the owner of all rights to a novel topoisomerase-I/II inhibitor known as Intoplicine (RP 60475);

         WHEREAS, Licensee is desirous of developing, manufacturing, using and selling Intoplicine utilizing Licensor's rights under the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the covenants, conditions, and undertakings hereinafter set forth, the parties agree as follows:

1.       Definitions

         1.1 "Affiliate" of a party means any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with such party. As used herein the term control means possession of the power to direct, or cause the direction of, the management and policies of a corporation or entity by reason of any ownership interest therein.

         1.2     "Compound" means
11-(3-dimethylaminopropylamino)-3-hydroxy-9-methyl-7 H-benzo [e] pyrido [4,3-b] indole, dimethanesulfonate [known as RP 60475].

         1.3     "Effective Date" shall mean the date first set forth above.

         1.4     "FDA" means the United States Food and Drug Administration.

         1.5 "IND" shall mean an Investigational New Drug Application to the FDA.

         1.6 "Know-How" means all proprietary information and technology, including trade secret information, developments, discoveries, methods, techniques, clinical and pre-clinical data, toxicology, pharmacology data, and other information owned by, licensed by, or developed by Licensor, whether or not patentable, relating to the Compound or the Product or any improvements thereof, presently known to Licensor, or generated by or on behalf of Licensor, including such rights which Licensor may have to information developed by third empowered to grant a license for such rights.

         1.7 "Net Sales" means the gross amount invoiced by Licensee, its Affiliates or its permitted sublicensees, to unaffiliated third parties for all sales of product less (a) trade and/or quantity discounts actually allowed and taken, (b) credits for claims, allowances, retroactive price reductions or returned goods, (c) prepaid freight and insurance charges billed to customer,
(d) sales taxes, tariffs, duties or other governmental charges actually paid in connection with the sale (but excluding what is commonly known as income taxes), and (e) brokerage, commissions and other fees paid to others for or in connection with sales of Product.

         In the event of the sale of Product containing the Compound in combination with other active ingredients, the New Sales for such Product shall be determined by multiplying what would otherwise be the New Sales of such Product by a fraction, the numerator of which shall be t he cost of the Compound contained therein and the denominator of which shall be t he total cost of all active ingredients contained therein, the cost of each to be determined by using the standard cost formula of Licensee.

         1.8 "Patent Rights" means any and all patents and patent applications in the Territory owned by or licensed to Licensor or its Affiliates or under which Licensor is empowered to grant licenses, the subject matter of which is necessary of useful in the manufacture, use, lease and/or sale of the Compound intermediates used in the production of the Compound or Product including, but not limited to, the patents listed on Exhibit A attached hereto and including any and all reissues, extensions, substitutions, continuations or divisions thereof.

         1.9 "Product" means one or more finished pharmaceutical formulations containing the Compound in any dosage form for human use.

         1.10 "Territory" means all the countries, territories and jurisdictions of the world.

         1.11 "North America" shall mean Canada, its territories and possessions, the United States of America, its territories and possessions (including the Commonwealth of Puerto Rico) and the United Mexican States.

         1.12 "Valid Claim" means a claim which, but for the license granted hereunder, would be infringed by Licensee's manufacture, use or sale of a Product, and which is in an unexpired issued patent included within the Patent Rights which has not been held invalid or unenforceable by a decision of a court of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid by the owner through reissue or disclaimer.

2.       Grant of Rights

         2.1 License: Sublicense. Subject to Article 2.2 below, Licensor grants to Licensee a sole and exclusive (even as to Licensor) non-transferable license under the Know-How and the Patent Rights for the commercial manufacture, use, and sale of the

Compound and the Product in the Territory. Licensor further grants Licensee the right to grant sublicenses under the Know-How and the Patent Rights to third parties, subject to Licensor's written approval of each sublicensee, which approval shall not be unreasonably withheld.

         2.2 Selection of Japanese Partner. Licensor reserves the right to determine the partner in Japan for any sublicense of rights to develop and market the Product in Japan. Licensor will consult with Licensee with respect to such choice of partner, and will assist Licensee in the preparation and negotiation of a sublicense, provided, however, that the terms and conditions of such sublicense must be acceptable to Licensor before it becomes effective.

3.       Transfer of Product Rights

         3.1 Transfer of IND. Immediately following the execution of this Agreement, Licensor shall transfer the IND for the Product to Licensee, and all reports and data in connection therewith.

         3.2 Transfer of Know-How. Licensor shall use its reasonable efforts in implementing expeditiously the transfer of all other Know-How to Licensee. Where Licensor has already conducted development of pre-registration activities, Licensor shall cooperate with Licensee to obtain the benefit of such prior work.

         3.3 Licensor's Use. It is expressly agreed that, notwithstanding any provisions herein, Licensor is free to use the Compound, Patent Rights, Know-How and Products for its own research purposes, for example, as a research tool or standard, without any compensation due to Licensee. Licensee shall have the right to approve any publication relating to such by Licensor. Licensor agrees to submit such publication to Licensee for its approval at least sixty (60) days prior to submission to the publisher.

4.       Due Diligence

         4.1 Regulatory Matters. Licensee shall be responsible for and shall bear all expenses for clinical trials of the Product and for all regulatory submissions of the Product to the health authorities in the Territory.

         4.2 Due Diligence. Licensee shall use all reasonable bes efforts and due diligence to conduct the clinical development of the Product and to register, launch and commercialize the Product in all major countries of the Territory. In this regard, Licensee agrees to create a development plan which will be discussed and agreed upon by the parties and will be attached to and will become a part of this Agreement.

         Licensee's best efforts obligations as set forth in this Article 4 shall be deemed to have been fulfilled if Licensee: (a) creates a development plan within twelve (12) months after the Effective Date; (b) files an NDA for Registration of the Product in the U.S. within sixty (60) months after the Effective Date; and, (c) commences marketing such Product in the U.S. within twelve (12) months following Registration. The time periods specified in clauses (a), (b) and (c) above shall each be subject to one twelve (12) month extension at Licensee's election.

         In the event that Licensee fails to meet the deadlines set forth in this Article 4, Subsection 4.2, Licensor may, upon at least sixty (60) days' prior written notice, terminate this Agreement, unless, within such sixty (60) day period, Licensee meets such deadline.

         4.3 Reports. At least every six months, and upon written request of Licensor, Licensee shall deliver a written report to Licensor summarizing Licensee's development and registration activities with the Product in the Territory.

5.       Royalty

         5.1 Royalty Amount. In consideration for the rights granted and transferred by Licensor set forth in Articles 2 and 3 above, Licensee shall pay to Licensor a royalty of [**] percent ([**]%) of the Net Sales of the Product in the Territory, subject to Article 6 below.

         5.2 Reports. Licensee shall send quarterly reports to Licensor within sixty (60) days after the end of each calendar quarter following the first commercial sale of the Product, stating in each such report the New Sales of Product sold by Licensee and all of its sublicensees on a country-by-country basis during such calendar quarter.

         5.3 Payments. Concurrently with the making of each such report, Licensee shall pay to the Licensor royalties in U.S. Dollars at the royalty rate specified in Article 5.2 above. Where sales are made in a currency other than U.S. Dollars, the exchange rate to be used shall be the exchange rate for buying U.S. Dollars in force on the last business day of the reporting period, as reported by The Wall Street journal, or on another basis mutually agreed upon by both parties in writing. If governmental regulations prevent remittances from a foreign country with respect to sales of Product made in that country, the royalties may be deposited into an account of Licensor in such country according to the written instructions of Licensor until such remittances are again possible.

         5.4 Taxes. Any tax with respect to such royalties required to be withheld by Licensee under the laws of any country for the account of Licensor, shall be promptly paid by Licensee for and on behalf of Licensor to the appropriate governmental authority, and Licensee shall furnish Licensor with proof of payment of such tax together with official or other appropriate evidence issued by the governmental authority. Any such tax actually paid shall be deducted from the royalty payment in question.

         5.5 Accounting and Records. Licensee and its Affiliates and permitted sublicensees will keep complete, true and accurate books of account and records for the purpose of showing the derivation and calculation of all royalties payable to Licensor under this Article. Such books and records will be kept at Licensee's principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and will be made available at reasonable times for inspection by a representative of Licensor for t he purpose of verifying Licensee's royalty statements, or Licensee's compliance in other respects with this Agreement upon reasonable request by Licensor; provided however, that Licensee shall not be ob ligated to submit to more than two such inspections by Licensor in any calendar year. The representative will be obliged to treat as confidential all relevant matters.

         5.6 Cost of Inspection. Such inspection shall be at the expense of Licensor, unless an error of more than [**] percent [**] in the amount of royalties owed for any given calendar quarter is discovered in the course of any such inspection, whereupon all inspection costs shall be paid by Licensee.

6.       Licensor's Option for North America

         6.1 Option. Licensee hereby grants Licensor an option to obtain an exclusive right to market the Product in North America. Within sixty (60) days after completion of Phase II trials by Licensee in the United States, Licensee shall notify Licensor of the results of such trials. Licensor shall then have sixty (60) days after receipt of such notice to exercise this option by written notification to Licensee. In the event that Licensor exercises such option, this Agreement shall be terminated with respect to North America, and the parties shall in good faith negotiate and enter into a separate agreement which shall include the following terms:

         (a) Licensor shall have exclusive marketing rights for the Product for North America;

         (b) Net profits resulting from such marketing shall be split between the parties [**] percent ([**]%) to Licensor and [**] percent ([**]%) to Licensee;

         (c) Losses shall be borne by Licensor and carried forward to be offset against future profits prior to any allocation of profits between the parties;

         (d) Neither party shall receive any reimbursement or credit in the profit-sharing calculation for any of its respective research and development or registration expenses relating to North America prior to exercise of the option;

         (e) Licensee shall manufacture, or have manufactured, and supply to Licensor its requirements, and Licensor shall purchase from Licensee its requirements of Product for North America at a price which shall be equal to Licensee's cost;

         (f) No further royalties shall be due from either party for North America;

         (g) The contract shall include clear elements of control by Licensor to enable Licensor to recognize and consolidate all sales of the Product in North America; and

         (h) Licensor may assign its rights resulting from exercise of the option to one or more Affiliates.

7.       Term and Termination

         7.1 The term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect on a country-by-country basis for so long as Licensee conducts development, registration or commercial activities with respect to the Product in any country of the Territory.

         7.2 Termination for Cause. Either party may terminate this Agreement for cause. Cause for such termination shall be deemed to exist when there has been a material breach by either party or any of the terms of this Agreement, and not in breach, the party in breach has failed to cure such breach. Such termination rights shall be in addition to and not in substitutio for any other remedies that maybe available to the party serving such notice against the party in default. Termination pursuant to this Article shall not relieve the party in default from liability and damages to the other party for breach. Waiver by any party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

         7.3 Termination upon Insolvency. Either party may, upon giving notice of termination, immediately terminate this Agreement upon receipt of notice that the other party has become insolvent or has suspended business or has filed a voluntary petition or any answer admitting the jurisdiction of the U.S. Bankruptcy Court or a foreign equivalent thereof, or has consented to an involuntary petition pursuant to any reorganization or insolvency law of any jurisdiction, or has made an assignment for the benefit of creditors or has applied for or consented to the appointment of a receiver or trustee for a substantial party of its property.

         7.4     Effect of Termination

         (a) Accrued Obligations. Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of the Agreement.

         (b) Stock on Hand. In the event this agreement is terminated with respect to Licensee for any reason, subject to Article 5, Licensee and its respective Affiliates and Sublicensees shall have the right to sell or otherwise dispose of the stock of Product subject to this Agreement then on hand.

         (c) Survival. Articles 5, 8, 9 and 13 shall survive the expiration and any termination of this Agreement for any reason.

         (d) Reversion of License. Upon termination of this Agreement for any reason, all rights in and to the Compound, the Product, the Know-How, and the Patent Rights, shall revert to Licensor, and Licensee shall: (i) return to Licensor all documents received from Licensor pursuant to this Agreement and all documents related to development of Product in Licensee's possession, (ii) transfer ownership of any registrations, pending or approved, related to the Product to Licensor, and (iii) assign to Licensor all sublicenses granted hereunder.

         7.5 Termination by the Licensee. The Licensee shall have the right on written notice to terminate this Agreement with respect to any one or more of the countries within the Territory if in its judgment the Product does not meet efficacy, safety or other requirements such as commercial viability, as determined by Licensee. In the event of any such termination, all of the rights conferred upon the Licensee by the Licensor according to this Agreement for the countries for which such termination would apply shall revert to the Licensor.

         8.      Indemnity

         8.1 Indemnity. Licensee agrees to indemnify, hold harmless and defend Licensor, its officers and employees against any and all claims, suits, losses, damage, costs, fees, and expenses asserted by third parties, both government and private, resulting from or arising out of the manufacture, distribution, use, testing or sale or other disposition by Licensee of the Compound and the Product.

         8.2 Procedure. Licensor shall promptly notify Licensee in writing of any claim of indemnification under this Article 8, and Licensee shall have the right to participate in and to assume the defense thereof with counsel mutually satisfactory to the parties. The indemnity shall not apply to amounts pain in settlement of any claim or action unless Licensee has given its consent, which consent shall not be withheld unreasonably. Licensor shall cooperate fully with Licensee and its legal representatives in the investigation of any action, claim or liability covered by this indemnity.

9.       Insurance

         9.1 Insurance. Licensee shall maintain in force for the term of this Agreement and for a period of ten (10) years following its termination at its sole cost and expense, with reputable insurance companies, general liability insurance and product liability insurance coverage in an amount reasonably sufficient to protect against liability under Article 8 above. The Licensor shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

10.      Representations and Warranties

         10.1 Representations and Warranties of Licensor. Licensor represents and warrants that:

         (a) As of the Effective Date, it is the sole owner of t he Patent Rights and has the right to grant the exclusive licenses described herein;

         (b) Those patents contained in the Patent Rights with a designated issue number on Exhibit A have issued, and are, to the best knowledge of Licensor, valid and enforceable;

         (c) It has all requisite authority to enter into this Agreement, and it is not aware of any impediment that would inhibit the ability to fulfill its obligations under this Agreement;

         (d) There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending or, to the knowledge of Licensor, threatened against Licensor, or against any officer, director or employee thereof, which, if adversely determined, might call into question the validity of this Agreement or which might restrict transactions contemplated by this Agreement;

         (e) It has no knowledge of any fact which would reasonably tend to show that any patent contained in the Patent Rights materially infringes the valid property rights of any third person; and

         (f) Licensor makes no warranties that any additional patent will issue on applications within the Patent Rights. Licensor makes no other warranties, express or implied as to any matter whatsoever, including, without limitation, the condition of any invention or Product that is the subject of this Agreement, or the merchantability or fitness for a particular purpose of any such invention or Product. Licensor shall not be liable for any direct, consequential damages suffered by Licensee to use the Compound and/or any Product resulting from the use of the Compound or Product.

         10.2 Representations and Warranties of Licensee. Licensee hereby represents and warrants that:

         (a) It has requisite authority to enter into this Agreement, and it is not aware of any impediment that would inhibit the ability to fulfill its obligation is under this Agreement; and

         (b) There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending or, to the knowledge of Licensee, threatened against Licensee, or against any officer, director or employee thereof, which, if adversely determined, might call into question the validity of this Agreement or which might restrict transactions contemplated by this Agreement.

11.      Trademarks

         11.1 Ownership of Trademarks. Licensee shall, at its sole expense, apply for and own the trademark or trademarks to be used in connection with the Products in the Territory. Licensee shall be responsible to maintain and renew such trademark registrations during the term of this Agreement and shall t ake any such actions at its expense against any infringement or threatened infringement of the trademarks. Upon the termination of this Agreement due to discontinuation of development or marketing by Licensee or due to breach by Licensee, Licensee shall transfer the trademark rights in the Territory to Licensor or its designee.

12.      Patent Prosecution and Infringement

         12.1 Maintenance and Prosecution: Licensor. Licensor shall pay all costs associated with the prosecution and maintenance of all patents and patent applications relating to the Patent Rights. Licensor shall keep Licensee currently informed of all steps taken or to be taken with regard to such prosecution and maintenance. Licensor shall furnish Licensee with copies of all patents and pending patent applications promptly after execution of this Agreement and of all future patent applications promptly after filing. In the event that Licensor elects or has elected not to file applications in any country or countries in the Territory or not to continue to prosecute any applications, including an application involved in an appeal or opposition proceeding, or not to maintain any patent or patent application, Licensor shall so advise Licensee in time to enable Licensee to take appropriate action and Licensee shall be entitled to file such applications or take such other action at its expense and to own such resultant patents.

         12.2 Maintenance and Prosecution: Licensee. In the event Licensee elects to take any steps or any of the actions set forth i Article 12.1 with respect to an application for a patent, Licensee shall keep Licensor currently advised of all steps taken or to be taken in t he prosecution of all applications for patents relating to the Compound and/or Product and shall furnish Licensor with copies of all such patent applications or other relevant documents promptly. If Licensee is entitled to and does file the application, the rights to the patent applications and patent shall belong to the Licensee. In the event that the Licensee elects not to file applications in any country or countries in the Territory or not to continue to prosecute any application, including an application involved in an appeal or opposition proceeding, or not to maintain any patent or patent application by failure to pay any required annuity, renewal or working fee, Licensee shall so advise Licensor in time to enable Licensor to take appropriate action. Licensor shall be entitled to file such applications or take such other action at its expense and to own such resultant patents.

         12.3 Infringement Actions. Licensor and Licensee shall promptly notify each other of any alleged infringement of any of the Patent Rights which may come to its attention. Licensee may undertake reasonable efforts to obtain a discontinuance of the aforesaid infringement or unauthorized use, or Licensee shall at its option bring suit against such infringer or unauthorized user.

         If Licensee fails to obtain a discontinuance of said infringement or unauthorized use and/or elects not to bring suit against such third party, then Licensee shall give notice in writing to Licensor of its election not to bring suit within ten (10) days of such election. Licensor may, but is not required to, (i) obtain a discontinuance of the alleged infringing operation or unauthorized use or (ii) bring suit against such third party within six (6) months of the date of receipt by Licensee of the aforesaid notice. Any suit by Licensor shall be either in the name of Licensor, or in the name of Licensee, or jointly by Licensee and Licensor, as may be required by the law of the forum.

         It is understood and agreed that the party that institutes a suit or action shall bear solely all costs and expenses associated therewith and shall be entitled to retain and keep any and all sums received, obtained, collected or recovered whether by judgment, settlement or otherwise, as a result of such suit. Provided, however, that, if a settlement involves the granting by Licensee of rights hereunder to a third party, Licensee shall pay to Licensor [**] percent [**] of all monetary settlement or damages received.

         12.4 Infringement of Third Party Patent. Each party shall notify the other promptly in the event of the receipt of notice of any action, suit or claim alleging infringement by the Product of any patent held by a third party. The parties shall meet to determine how the lawsuit will be handled. Both Licensor and Licensee shall participate in the suit and shall each bear [**] percent [**] of all costs and expenses related thereto.

         12.5 Transfer to Sublicensee. The rights and obligations of Licensee under this Article 12 may be transferred by Licensee to a permitted sublicensee on a country by country basis, upon notice to Licensor.

13.      Confidentiality

         13.1 Confidential Information. Each party and its Affiliates shall keep confidential and not disclose or use, except in strict compliance with the provisions of this Agreement, any confidential or proprietary information received from the other, except for:

         (a) Any information which at the time of disclosure is part of the public knowledge or literature, or thereafter becomes part of the public knowledge or literature otherwise than by unauthorized disclosure by the receiving party;

         (b) Any disclosure of information to the FDA or other relevant authorities for the purpose of achieving registration or marketing of the Product;

         (c) Any information which at the time of disclosure or acquisition was in the party[s possession as evidenced by its written records;

         (d) Any information which becomes available to the party from another source not bound to secrecy to the disclosing party with respect to such information;

         (e) Disclosure to third parties under provisions of confidentiality similar to those contained in this Agreement for the purpose of development or marketing of Product; and

         (f)     Any disclosure of information required by law.

14.      Miscellaneous

         14.1 Waiver It is agreed that no waiver by any party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

         14.2 Assignment This Agreement is binding upon and shall inure to the benefit of the Licensor, its successors and assigns. However, this Agreement shall be personal to Licensee and it is not assignable by Licensee to any other entity without the written consent of Licensor except to an Affiliate or to the successor to, or assignee of all or substantially all of the business or assets of License.

         14.3 Independent Contractors. The relationship of the parties is that of independent contractors. Neither party is or shall hold itself out to be the agent, partner or joint venturer of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

         14.4 Compliance with Laws. In exercising its rights under this Agreement, Licensee shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

         14.5 Notices. Any notice required or permitted to be given to the parties hereto shall be given in writing and deemed to have been properly given if delivered in person or mailed by first-class certified mail to the other party at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

         LICENSEE:
                 Biovensa S.A.
                 14960 Omicron
                 San Antonio, Texas 78245-3217
                 United States of America
                          Attention:

         LICENSOR:
                 Rhone-Poulenc Rorer S.A.

                 20 Avenue Raymond Aron
                 92165 Antony Cedex
                 France
                          Attention:  General Counsel

         14.6 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

         14.7 Force Majeure. Nonperformance of any party (except for payment obligations) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform i beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party.

         14.8 Governing Laws. This Agreement and any dispute arising from the performance or breach hereof shall be interpreted and construed in accordance with the laws of the Republic of France.

         14.9 Entire Agreement. This Agreement constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof and supersedes all previous agreements between the parties with respect to the matters contained herein. No amendment or modification of this Agreement shall be binding upon either party unless approved in writing by an authorized representative of each of the parties.

         14.10 Publicity. The parties shall only make such disclosures regarding the existence of an terms of this Agreement as are mutually agreed.

         IN WITNESS WHEREOF, the parties have Executed this Agreement, by their respective officers hereunto duly authorized, the day and year first above written.

                BIOVENSA INC.

                BY:
                   ------------------------------------------------------------

                NAME:    Timothy J. Williamson
                Title:   Senior Vice President, Marketing & Business Development


                RHONE-POULENC RORER S.A.

                BY:
                   ------------------------------------------------------------

                NAME:    Manfred Karobath, M.D.

                Title: Senior Vice President, Rhone-Poulenc Rorer Inc. & President, Rhone-Poulenc Rorer Corporate Research

                                   EXHIBIT A


                     PATENT APPLICATIONS AND REGISTRATIONS


Country                        Application Number              Issue No.
-------                        ------------------              --------
United States                                                US 5 091 388

Canada                            CA 2 018 280

Japan                             J 90 148 448

South Korea                        KR 90 8285

Ireland                            IE 90 1999

Portugal                           PT 94 285

Hungary                                                       HU 206 502

South Africa                                                  ZA 90 4289

Australia                                                     AU 623 266

New Zealand                                                   NZ 233 934

France                                                       FR 2 647 788





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